EX-99.B16
             SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS*

     1. Average Annual Total Return (as of September 30,    1995    )

              n
     P (1 + T) = ERV

     Where: P =  a hypothetical initial payment of $1,000
            T =  average annual total return
            N =  number of years
          ERV =  ending redeemable value at the end of the period

     EXAMPLE:
     One Year
            P =  1,000
            T =     +24.77%
            N =  1
          ERV =     $1,247.71
     Five Year
            P =  1,000
            T =     +15.60%
            N =  5
          ERV =     $2,064.51
     Ten Year
            P =  1,000
            T =     +12.41%
            N =  *
          ERV =     $2,411.86*
     ----------
     *Since inception, March 21, 1988.

     2. YIELD
                 a - b     6
     Yield = 2 [(----- + 1) -1]
                 c x d

     Where:   a = dividends and interest paid during the period
              b = expense dollars during the period (net of reimbursements) c = the average daily number of shares outstanding during the period
              d = the maximum offering price per share on the last day of the period
     Example  a =    $3,468,039.87
              b =    $301,934.00
              c =    61,329,340.028
              d =    $15.65
          Yield = 3.99%